                                                                 EXHIBIT (h)(35)

                                    AMENDMENT
                                     TO THE
              SUB-ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

      This AMENDMENT (this "AMENDMENT") amends as of the 31st day of March, 2005 (the "EFFECTIVE DATE"), the Sub-Administration and Accounting Services Agreement, dated as of April 1, 2000, between ABN AMRO Investment Fund Services, Inc., f/k/a Alleghany Investment Services (the "ADMINISTRATOR") and PFPC Inc., ("PFPC") (the "AGREEMENT").

      For valuable consideration the receipt and sufficiency of which the parties hereto hereby acknowledge, the Administrator and PFPC hereby agree that, as of the Effective Date, the Agreement shall (without any further action by either of the parities hereto) be amended as follows:

1. The language in Section 17 is hereby deleted in its entirety and replaced as follows:

      "(a) This Agreement shall be effective on the date first written above and unless terminated pursuant to its terms shall remain in effect through March 31, 2006 (the "Initial Term").

      (b) Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of two (2) years (the "Renewal Term") unless the Administrator or PFPC provides written notice to the other of its intent not to renew. Such notice must be received not less than ninety (90) days prior to the expiration of the Initial Term or the then current Renewal Term.

      (c) In the event of termination, all expenses associated with movement of records and materials and conversion thereof to a successor service provider will be borne by the Administrator and paid to PFPC prior to any such conversion.

      (d) If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a "Defaulting Party") the other party (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party."

2. This Amendment contains the entire understanding between the parties with respect to the services contemplated hereby. Except as expressly set forth herein, the Agreement shall remain unaffected hereby.

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.

ABN AMRO INVESTMENT FUND                 PFPC INC.
  SERVICES, INC.

By:      /s/ Gerald Dillenburg           By:     /s/ Neal J. Andrews
    ---------------------------------        ----------------------------------

Name:    Gerald Dillenburg               Name:   Neal J. Andrews

Title:   COO                             Title:  SVP